Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Brandywine Realty Trust

Brandywine Operating Partnership, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)(2)

Newly Registered Securities

Fees to Be Paid	Debt	Guaranteed Notes	457(r)	$400,000,000	99.505%	$398,020,000	0.00014760	$58,747.76

Fees Previously Paid	–	–	–	–	–	–	–	–

Carry Forward Securities

Carry Forward Securities	–	–	–	–	–	–	–	–

Total Offering Amounts						$398,020,000

Total Fee Offsets								0

Net Fee Due								$58,747.76

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-270133) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.